                                                                   EXHIBIT 10.14

                                SUPPLY AGREEMENT

This Supply Agreement (hereinafter "Agreement") is effective as of the 1st day of January, 2002, by and between CROWN CORK & SEAL COMPANY, INC., a Pennsylvania corporation, with a place of business at One Crown Way, Philadelphia, PA 19154 (hereinafter the "Supplier") and COTT CORPORATION, a Canada corporation, with a place of business at 333 Avro Avenue, Pointe-Claire, Quebec H9R 5W3 (hereinafter "Buyer").

IN CONSIDERATION OF the sum of one dollar ($1.00) now paid by each of the parties hereto to the other (the receipt and sufficiency of which are hereby acknowledged by each of the parties hereto), the mutual covenants contained herein and other good and valuable consideration, the parties hereto agree as follows:

1.   SCOPE; PRODUCTS; SPECIFICATIONS

     (a) Supplier hereby agrees to supply to Buyer and its current and future affiliates world-wide (and Buyer collectively with such affiliates, or any such entity individually, will hereinafter sometimes be referred to as the "Buyer Group"), and Buyer agrees to purchase from Supplier, except as otherwise provided in this Agreement, 100% of Buyer Group's requirements (as soon as practicable following the expiration of any pre-existing contractual commitments, and with the exception of:
          CONFIDENTIAL TREATMENT REQUESTED for the following products (the "Products"), in accordance with and pursuant to the terms of this
          Agreement:

               Aluminum beverage cans, in sizes of 355ml, 330ml, 250ml, 200ml and 150ml, and ends, in sizes of 202 (and 206 where required by Buyer) and any other sizes required by Buyer Group, based on Buyer Group's current portfolio of beverage products (collectively, the "Agreed Can/End Sizes"). It is understood and agreed that, subject to the balance of this Section 1 and to
               Section 3(h), for North America the can size will be 355ml and the end size will be 202.

          At Buyer's option where Supplier has the available equipment capability, Supplier will supply cans in any other sizes that are less than 355ml and ends in any other sizes in addition to the Agreed Can/End Sizes. If Supplier is unable or unwilling to supply any such other can and/or end sizes in addition to the Agreed Can/End Sizes where Supplier has the equipment capability, Supplier shall be deemed to have failed to supply Products in accordance with its obligations under this Agreement. For purposes of this Agreement, the term "equipment capability" shall mean the Supplier having the installed equipment available to produce such Products in a plant already supplying such Products or substantially equivalent products to Supplier's other customers' filling locations located in the same country (and for such purposes Canada and the United States shall be deemed to be a single country) as the Buyer Group facility that Buyer proposes to be supplied by Supplier, whether or not Supplier has any available capacity to run Products on such equipment and whether or not Supplier's plant is actually located in such country. If in the future Buyer Group requires an end or can size for which Supplier does


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          not have equipment capability, Buyer shall first give Supplier notice of its desire to source such cans and ends and a period of thirty (30) days within which to reach agreement with Buyer, both parties acting reasonably and in good faith, pursuant to which Supplier may supply such cans and ends to Buyer Group. If no agreement is reached within such thirty (30) day period, Buyer Group shall be free to purchase such ends or cans from another supplier, without being considered to be in default of its obligations under this Agreement. If Supplier has the equipment capability to produce any such other cans and ends but not the capacity to do so, Supplier will take whatever steps are necessary to add the capacity such that it shall be able to begin production for Buyer Group within ninety (90) days of being requested to do so by Buyer, failing which Supplier shall be deemed to be in default of its obligations to supply Products under this Agreement and in addition to all of Buyer's other rights and remedies, Buyer shall be entitled to source such cans and ends from other suppliers without being considered to be in default of its obligations under this Agreement.

          Upon mutual agreement of Supplier and Buyer, both acting reasonably and in good faith, and where Supplier has the equipment capability, Supplier will also supply steel cans and ends in the above sizes in accordance with this Agreement and such cans and ends shall also be considered to be "Products". If Supplier has the equipment capability and does not commence supplying steel cans and ends, as aforesaid, within ninety (90) days of Buyer's request, Buyer shall be entitled to source such cans and ends from other suppliers without either party being considered to be in default of its obligations under this Agreement. If in the future Buyer Group requires a steel can and/or end for which Supplier does not have equipment capability, Buyer shall first give Supplier notice of its desire to source such cans and ends and a period of thirty (30) days within which to reach agreement with Buyer, both parties acting reasonably and in good faith, pursuant to which Supplier may supply such cans and ends to Buyer Group. If no agreement is reached within such thirty (30) day period, Buyer Group shall be free to purchase such cans or ends from another supplier, without either party being considered to be in default of its obligations under this Agreement. For greater clarity, it is understood and agreed that in no event can Buyer Group be required to convert to steel cans and ends from aluminum cans and ends. Notwithstanding the above or anything else in this Agreement to the contrary, the parties acknowledge that Supplier Group shall have no obligation to supply Buyer Group with aluminum cans and/or ends in a country where Supplier Group is already supplying the market with only steel cans and/or ends and, in particular, the parties acknowledge that the Products currently being supplied and that shall be supplied by Supplier Group to Buyer Group in Spain shall be steel cans and ends. CONFIDENTIAL TREATMENT REQUESTED

    (b.1) CONFIDENTIAL TREATMENT REQUESTED

    (b.2) Any Buyer Group manufacturing facilities that are currently under a supply agreement with another vendor will be supplied by Supplier as soon as practicable following the termination date of the contract(s). CONFIDENTIAL TREATMENT REQUESTED

     (c) Supplier and all of Supplier's current and future affiliated companies world-wide (collectively the "Supplier Group") will be bound by this Agreement. With respect only


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          to Buyer Group's requirements for Products for any present or future
          Buyer Group manufacturing facilities CONFIDENTIAL TREATMENT REQUESTED located outside of North America, the United Kingdom, Mexico and Spain (it being understood and agreed, for greater clarity, that Supplier has an absolute obligation pursuant to the terms of this Agreement to supply Products to Buyer Group CONFIDENTIAL TREATMENT REQUESTED filling locations within North America, the United Kingdom, Mexico and Spain), in the event that Supplier Group (including for such purposes, controlled joint venture entities in which any member of Supplier Group is a member) has the equipment capability but does not have the available capacity in an existing facility to support Buyer Group's acquisitions or expansion, Supplier shall add capacity within a time period not to exceed twelve (12) months in order to so supply, failing which Supplier shall be deemed to have failed to supply Products in accordance with its obligations under this Agreement.

     (d) For purposes of this Agreement, "affiliate" of any party means any entity that, directly or indirectly, controls, is under common control with or is controlled by that party and "affiliated" has a corresponding meaning. For purposes of this definition and this agreement, "control" (including, with correlative meaning, the terms "controlled by" and "under common control with"), as used with respect to any entity, shall mean the possession, directly or indirectly, of more than 50% of the voting securities of such entity.

     (e) Notwithstanding anything in this Agreement to the contrary, Supplier shall have no obligation to supply Products to filling locations located in any countries outside North America, the United Kingdom, Spain CONFIDENTIAL TREATMENT REQUESTED and Mexico if Supplier Group or controlled joint venture entities in which any member of Supplier Group is a member does not already have the equipment capability within, or serving customers in, any such country, and Buyer Group shall be free to purchase cans and ends in respect of filling locations in such countries from other suppliers without being considered to be in default under this Agreement.

     (f) The specifications for the Products (including palletizing, on a plant by plant basis) CONFIDENTIAL TREATMENT REQUESTED consist of the specifications for those Products currently being produced by Supplier for Buyer Group (the "Specifications"). Supplier will provide Buyer notice of any proposed future changes to the current Specifications at any Designated Location(s) and will obtain Buyer's written approval thereto prior to implementation. CONFIDENTIAL TREATMENT REQUESTED Supplier will provide Buyer with all necessary information and product samples required by Buyer in order for Buyer to make an informed determination on the proposed changes. CONFIDENTIAL TREATMENT REQUESTED Buyer will notify Supplier of its acceptance or rejection of the proposed changes within ninety (90) days of its receipt of all of the above.

     (g) If Supplier is required under this Agreement to make a new investment to add capacity in order to supply Buyer Group in a country where Supplier is not supplying Buyer Group at the time the request to supply is made by Buyer, Supplier has the option to require Buyer to enter into a purchase commitment for that country ("Additional Commitment")


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          for a term of up to five years (the exact term being at Supplier's sole discretion) with all of the terms and conditions of this Agreement to apply thereto except that pricing shall be CONFIDENTIAL TREATMENT REQUESTED.

          CONFIDENTIAL TREATMENT REQUESTED

     (h) Notwithstanding anything in this Agreement to the contrary Supplier will not be obliged to supply Products to Buyer Group pursuant to the terms of this Agreement in any countries other than Canada, United States, Mexico, United Kingdom and Spain until such time as the annual volume of purchases by Buyer Group, CONFIDENTIAL TREATMENT REQUESTED in the aggregate, reaches 4 billion cans, excluding any future volume that is acquired by Buyer Group and thereafter supplied by Supplier pursuant to this Agreement where any such incremental volume was already being supplied by Supplier immediately before it becomes part of the requirements of the Buyer Group, CONFIDENTIAL TREATMENT REQUESTED.

2.   TERM

This Agreement shall, subject to any early termination in accordance with the terms hereof, be in effect for a period of five (5) years commencing on January 1, 2002 and expiring on December 31, 2006 (the "Term").

3.   PRICING AND PAYMENT

     (a) The prices (the "Prices") charged to Buyer for the Products are CONFIDENTIAL TREATMENT REQUESTED, and are subject to adjustment CONFIDENTIAL TREATMENT REQUESTED. Other than CONFIDENTIAL TREATMENT REQUESTED, the Prices shall not be increased during the Term. Buyer shall have the right, upon written request from time to time, to request an audit by Supplier's CPA (currently PricewaterhouseCoopers) of the books and records of Supplier relating to the Price changes in order to obtain a certification by PricewaterhouseCoopers of compliance with this Section 3(a). The cost of the audit shall be paid by Buyer, unless the audit discloses that Supplier has not been in compliance with this Section 3(a), in which case it shall be paid for by Supplier.

     (b) The Prices include CONFIDENTIAL TREATMENT REQUESTED with title to and risk of loss in the Products passing to Buyer CONFIDENTIAL TREATMENT REQUESTED, at such time as the Products are received at the Designated Location.

     (c) Pallets, tier sheets and top frames (collectively "dunnage") are the property of Supplier. Dunnage will not be charged to Buyer and Supplier will arrange pick up and loading of all dunnage at Supplier's own cost.

     (d) Supplier shall produce and deliver the Products as and when required by Buyer Group and in accordance with the terms of this Agreement, CONFIDENTIAL TREATMENT REQUESTED.

     (e)  CONFIDENTIAL TREATMENT REQUESTED


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     (f)  CONFIDENTIAL TREATMENT REQUESTED

     (g)  CONFIDENTIAL TREATMENT REQUESTED

     (h)  CONFIDENTIAL TREATMENT REQUESTED

4.   FREIGHT; FAILURE TO SUPPLY; CUSTOMER REFUSAL

     (a) Set out CONFIDENTIAL TREATMENT REQUESTED is a list of the current Designated Locations and Supplier's current actual freight costs from its manufacturing facilities and warehouses to each Designated Location. Supplier shall update this list from time to time as freight rates change and as Buyer adds or removes Designated Locations and as Supplier adds or removes manufacturing facilities and warehouses (subject to this Agreement).

     (b) Buyer will have the option to take responsibility for transportation of the Products at one or more Designated Location(s), with at least thirty (30) days prior notification to the Supplier, at Buyer's sole cost and expense from the applicable manufacturing facility or warehouse. If Buyer assumes transportation responsibility:

          (i) title and risk of loss to the Products will pass to Buyer at Supplier's plant or warehouse of origin, as the case may be; and

          (ii) Supplier will provide Buyer with pick up allowances of no less than Supplier's actual freight costs for the applicable Designated Location(s).

     (c) In the event Supplier closes a plant or production line, Supplier will supply Buyer Group from another facility on the same terms, or will compensate Buyer for any additional price, transportation, film and plate costs that Buyer Group is required to pay or incur in order to obtain supply from any other supplier until Supplier has resumed supply to Buyer Group in accordance with this Agreement, and in any case without any disruption in supply of Products to Buyer Group. Buyer shall use its best commercial efforts to minimize such additional costs.

     (d) Supplier will use back-up supply from other Supplier plants or purchase supply from other beverage can vendors when there are supply and/or quality problems that cannot be corrected soon enough without affecting supply to Buyer, and all supply shall be at the Prices and on the terms set out in this Agreement (with Supplier being responsible for any other additional film and plate costs).


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     (e)  CONFIDENTIAL TREATMENT REQUESTED

     (f) If at any time during the Term of this Agreement any Products do not comply with the Specifications, including for such purposes the requirements contained in Sections 7(a) and 7(b), or Supplier is unable or unwilling to manufacture or supply the Buyer Group, CONFIDENTIAL TREATMENT REQUESTED with its agreed supply commitments in accordance with this Agreement, whether or not as a result of Force Majeure, Supplier shall use its best commercial efforts to replace the non-conforming Products within a time period that is acceptable to Buyer in Buyer's sole reasonable discretion. If the Supplier does not so replace the non-conforming Products or fails to so supply Products, unless caused by (A) a Force Majeure event that shuts down at least CONFIDENTIAL TREATMENT REQUESTED of Supplier Group's production capability for Products within or in respect of a given country (and for such purposes Canada and the United States shall be deemed to be a single country) or (B) the failure of Buyer or any other member of Buyer Group CONFIDENTIAL TREATMENT REQUESTED purchasing Products under this Agreement to comply with the terms of this Agreement, including without limitation Section 5(e) below, the following shall apply as Buyer's exclusive remedies, in addition to the remedies set forth in
          Section 6(b) and Section 8 below:

          (i) Supplier shall indemnify Buyer Group, CONFIDENTIAL TREATMENT REQUESTED for all reasonable direct out-of-pocket losses, costs, damages and expenses suffered or incurred by them as a result of a failure by Supplier to replace or supply such Products, including without limitation, additional costs incurred by them to obtain Products or similar products from another supplier.

          (ii) CONFIDENTIAL TREATMENT REQUESTED

     (g) Buyer Group, CONFIDENTIAL TREATMENT REQUESTED will use best commercial efforts to minimize any such costs, downtime and any other monies for which it seeks reimbursement from Supplier pursuant to this Section 4. Except as otherwise explicitly set out in this Agreement, Supplier Group shall in no event be liable for lost profits or other consequential or incidental damages

5.   PRODUCTION AND INVENTORY

     (a) Buyer shall provide Supplier on a monthly basis with a 3-month rolling forecast of requirements by Designated Location. The Supplier acknowledges that any forecast provided by Buyer is a good faith estimate only, and is not a commitment on the part of Buyer or any other member of the Buyer Group CONFIDENTIAL TREATMENT REQUESTED to purchase any quantity of Products.

     (b) Supplier shall supply each Designated Location from its closest applicable manufacturing location(s), however if the closest Supplier manufacturing location is more than 500 miles from a Designated Location or if the manufacturing location is across a body of water, Supplier and Buyer will jointly determine a list of SKUs and min/max inventory levels of at least thirty (30) days supply for each SKU to store and ship from a local


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          warehouse to be maintained by Supplier at its cost within 50 miles from the relevant Designated Location.

     (c) Whenever the inventory level of any SKU reaches or falls below the pre-determined inventory amount equivalent of at least thirty (30) days supply, Supplier will replenish its local warehouse to the pre-determined levels within five (5) business days. The same procedure will apply on inventory of ends. The only exceptions to this program will be special order and/or cans intended for export out of the country in which such cans have been filled, which will be produced within 48 hours written notice and delivered within 96 hours if required by Buyer.

     (d) Supplier shall provide to Buyer a detailed inventory report (including in-transit inventory) every month by the seventh (7th) day after the end of each month for the prior month for each warehouse and manufacturing location.

     (e) Buyer shall fax its releases of requirements for each Designated Location for the following week (quantity by SKU) no later than Thursday noon. Releases will be in full truckload quantities with date/time required to arrive at the Designated Location.

     (f) Supplier shall assign an employee to review inventory levels and forecasts with Buyer on a monthly basis, to assure optimum levels are kept and to avoid any slow movers and obsolescence.

     (g) Prior to every shipment, Supplier will inspect all cans and ends prior to shipment to or pick up by Buyer to ensure they arrive at the Designated Locations free of damage (but even if any such inspection(s) disclose no damage Supplier shall nonetheless be responsible in accordance with this Agreement for any damage that occurs prior to risk of loss shifting to Buyer).

     (h) The Supplier will be responsible for maintaining inventory levels sufficient to service the Buyer Group's requirements in keeping with Buyer's forecasts from time to time. The Supplier will be responsible for all freight, storage and handling charges associated with warehousing finished goods inventory.

6.   ADDITIONAL CLAUSES

     (a)  Super Ends

          At Buyer's request, Supplier will begin supplying Super Ends at the following annual rate for production within 90 days following qualification of such ends by Buyer at those Designated Locations where they are qualified:

               "SUPER END" AVAILABILITY:
                ------------------------

               2002: 100% of requirements of Buyer Group, CONFIDENTIAL TREATMENT REQUESTED (North America)

               2003: 100% of requirements of Buyer Group, CONFIDENTIAL TREATMENT REQUESTED (North America, UK (by no later than October 1, 2003, CONFIDENTIAL TREATMENT REQUESTED


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                        and, by mutually agreeable timing, in Mexico
                        CONFIDENTIAL TREATMENT REQUESTED and Europe
                        CONFIDENTIAL TREATMENT REQUESTED)

               2004: 100% of requirements of Buyer Group, CONFIDENTIAL TREATMENT REQUESTED (North America, Mexico CONFIDENTIAL TREATMENT REQUESTED, UK CONFIDENTIAL TREATMENT REQUESTED and Europe CONFIDENTIAL TREATMENT REQUESTED)

               2005: 100% of requirements of Buyer Group, CONFIDENTIAL TREATMENT REQUESTED (North America, Mexico CONFIDENTIAL TREATMENT REQUESTED, UK CONFIDENTIAL TREATMENT REQUESTED and Europe CONFIDENTIAL TREATMENT REQUESTED)

               2006: 100% of requirements of Buyer Group, CONFIDENTIAL TREATMENT REQUESTED (North America, Mexico CONFIDENTIAL TREATMENT REQUESTED, UK CONFIDENTIAL TREATMENT REQUESTED and Europe CONFIDENTIAL TREATMENT REQUESTED)

               in each case subject to the limitations otherwise set out in this Agreement. CONFIDENTIAL TREATMENT REQUESTED

               CONFIDENTIAL TREATMENT REQUESTED

     (b)  Missing and Damaged

          (i) Supplier will take all necessary steps in order for cans and ends to arrive at Buyer's plants free of damage and according to quantities no less than what is reported on Bill of Lading.

          (ii) Supplier and Buyer will jointly monitor Supplier's performance with quarterly audits for incoming cans and ends from each ship-from location whether a Supplier manufacturing plant or warehouse location. CONFIDENTIAL TREATMENT REQUESTED

         (c)      Minimum Production Runs

                  Where required by Buyer Group, CONFIDENTIAL TREATMENT REQUESTED the minimum production run will be CONFIDENTIAL TREATMENT REQUESTED per SKU instead of the current CONFIDENTIAL TREATMENT REQUESTED.

         (d)      Warehousing

                  (i) Supplier will ensure that strict hygiene and handling procedures are established and adhered to at all warehouses whether these are Supplier controlled or privately owned.

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                  (ii)     Warehousing costs will be Supplier's responsibility.

     (e)  Six Sigma Requirements

          Supplier shall comply with Buyer's Six Sigma requirements set forth CONFIDENTIAL TREATMENT REQUESTED.

     (f)  Qualification Procedure

          Qualification procedures and requirements to convert those plants which do not produce finished product using Supplier's Products will be supplied by Buyer within 60 days from the date this Agreement is signed. Upon mutual agreement of Supplier and Buyer, both acting reasonably and in good faith, these will become CONFIDENTIAL TREATMENT REQUESTED.

     (g)  Local Technical Support (at Supplier's cost)

          (i)  Seamer Service:

               A. Supplier will assign a local seamer service representative at each filling location with calls made every week.

               B. Supplier will establish specific programs at each plant to improve employee knowledge and skills in operating seamers and to improve efficiency.

               C. Supplier will also establish preventive maintenance programs at every location.

          (ii) Can line efficiency and package integrity:

               A. Supplier will assign a local Technical Service Manager at each filling location with calls made on a regular basis.

               B. The Technical Service Managers will work closely with Buyer's Plant Managers to develop programs to improve filling line efficiencies and diminish package damage during filling, storage and distribution.

               Supplier will, in addition, perform support services at the rates CONFIDENTIAL TREATMENT REQUESTED for extraordinary requirements in addition to the services described above. Supplier will not charge Buyer for any technical support and expertise provided by Supplier's technical center with respect to third party claims.



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     (h)  Plant Communication / Qualification

          (i) The names, titles, phone numbers (during and after office hours and weekends) and pager numbers of all key plant and warehouse personnel including sales and technical services are listed CONFIDENTIAL TREATMENT REQUESTED.

          (ii) Supplier will update CONFIDENTIAL TREATMENT REQUESTED at a minimum every quarter or whenever there are changes to the list.

          (iii) Supplier will establish adequate Customer Service
                Representation and lines of communication at the local level among Buyer Group's, CONFIDENTIAL TREATMENT REQUESTED and Supplier's plants and warehouses.

           (iv) Supplier and Buyer will agree on a mutually acceptable date when Supplier will visit each filling location, it has been awarded in order to establish contacts and mutually agree on a plan for a seamless transition. This will include, among other things; plant visits, qualification, safety stock procedure, manufacturing and delivery lead times, trial run, warehousing, ordering procedure, QA/QC procedures, technical and sales representation. The date of visit will be no later than 120 days prior to Supplier beginning supplying these locations.

           (v) Supplier will do same as above whenever it plans to start up a new beverage line or manufacturing plant to supply Products pursuant to this Agreement.

     (i)  New Customer Support

          When needed Supplier will provide Buyer Group, CONFIDENTIAL TREATMENT REQUESTED all the necessary support to help secure new business. This includes, Supplier and Buyer Group, CONFIDENTIAL TREATMENT REQUESTED visiting potential customers to present Supplier's capabilities, specifications, QA/QC procedures, producing sample runs, making plant visits, etc.

     (j)  CONFIDENTIAL TREATMENT REQUESTED


     (k)  Graphic and Plate Changes

          (i) Buyer will supply Supplier with camera ready artwork for new designs and changes to existing designs. Supplier will pay for film and plate costs.

          (ii ) Supplier will charge CONFIDENTIAL TREATMENT REQUESTED for designs that are "wet on wet", require more than 4 color printing or white base coat, except that for any new SKUs in Buyer's system for which Buyer requires


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

               white base coat Buyer and Seller must mutually agree on quantity, location and upcharge if any, CONFIDENTIAL TREATMENT REQUESTED and failing agreement Buyer shall be free to purchase such cans (and corresponding ends) from another supplier.

     (l) Supplier shall provide Buyer with a detailed summary of its QA/QC procedures and allow Buyer to review Supplier's QA/QC procedures in full from time to time upon request (but not make copies thereof).

7.   REPRESENTATIONS; WARRANTIES; COVENANTS

     (a)  Supplier represents, warrants and covenants that:

          (i) the Products will, at the time of receipt by Buyer Group, CONFIDENTIAL TREATMENT REQUESTED comply in all respects with all laws, regulatory policies, rules and orders (collectively "Laws") and conform in all respects to the Specifications and will be suitable and useable as a commercially acceptable container for beverages intended for human consumption;

          (ii) the materials which Supplier uses in connection with the manufacture of the Products (A) will be free of defects in materials and workmanship and (B) will neither contain unsafe food additives nor be adulterated in any way (provided however in no event Supplier incur any liability under this warranty or that set out in (i) above where the containers are not packed, stored and distributed by Buyer in accordance with good business practice, or where the alleged damage results from rust or outside corrosion occurring after receipt of the Products by Buyer and not due to some defect with the Products, or from improper capping, closing, crimping, filling and gassing operations by Buyer);

          (iii) each pallet of Products shall have attached thereto a slip indicating the date and shift when such Products were produced and such other information as is mutually acceptable to the parties hereto;

          (iv) Supplier has the necessary corporate authority and capacity to enter into this Agreement, and that the entering into by Supplier of this Agreement and the performance of its obligations hereunder will not contravene or violate or result in the breach (with or without the giving of notice or lapse of time, or both) or acceleration of any obligations of Supplier under the provisions of any license, permit or agreement to which Supplier is a party or by which it (or its assets) is bound; and

          (v) Supplier has, and will continue to have during the Term of this Agreement, the necessary production and operational capacities and abilities to fulfil its obligations under this Agreement.

     (b) Notwithstanding anything to the contrary contained in this Agreement, and in addition to the rights of Buyer Group and the obligations of Supplier set out in this Agreement, Supplier agrees to indemnify, defend and hold Buyer Group and all employees, agents, directors, officers, CONFIDENTIAL TREATMENT REQUESTED and third party customers of, and who contract with, Buyer, any member of Buyer Group,

          CONFIDENTIAL TREATMENT REQUESTED to produce beverages for them (collectively, the "Buyer Indemnified Parties") harmless from and against any and all direct and indirect third party claims for personal injury or property damage to the extent arising from any breach by Supplier of any of the representations, warranties or covenants set forth in this Agreement, provided that Buyer gives Supplier prompt notice of such claim, cooperates in the defense thereof (which will include such matters as providing Buyer employees for interview, deposition and testimony at trial and production of relevant documents) and grants Supplier the right to handle, defend or otherwise dispose of such claim as it may determine at Supplier's sole cost and expense.

     (c) In view of the warranties set forth above, Supplier makes no other warranty, whether of merchantability, fitness or otherwise, express or implied in fact or by law.

8.   TERMINATION AND DEFAULT

If the Supplier breaches this Agreement or any warranty, representation or covenant contained in this Agreement, Buyer may notify the Supplier in writing outlining the details of such breach. A failure by Buyer to notify the Supplier is not a waiver by Buyer of any such breach or of any rights and remedies available to Buyer as a result of such breach, except for the right to terminate this Agreement. If the breach is not remedied by Supplier within thirty (30) days from the date of written notification to remedy the breach, or, if the breach cannot reasonably be remedied within thirty (30) days, if substantial steps to commence a cure are not initiated within such thirty (30) day period, then Buyer may, in addition to all of its other rights or remedies, whether under this Agreement or in law or in equity, terminate this Agreement by providing written notification thereof to the Supplier. In addition, this Agreement may be terminated by either party upon the occurrence and continuance of any of the following, such termination to be effective immediately upon delivery of a written notice to the other party:

     (a) If a petition in bankruptcy or under a similar applicable law shall be filed by or consented to by the other party, or if the other party makes a proposal to its creditors or seeks the appointment of a trustee, receiver, liquidator, custodian or other similar official for its business or assets or makes an assignment for the benefit of its creditors;

     (b) If the other party becomes insolvent or ceases to carry on business, or takes action to liquidate assets, or stops making payments in the usual course of business;

     (c) If a petition in bankruptcy or under a similar law shall be filed against the other party and shall remain undismissed or unstayed for a period of thirty (30) days; or

     (d) If the other party's business or assets shall be placed in the hands of a trustee, receiver, liquidator, custodian or other similar official by any court, governmental or public authority or agency having jurisdiction, or if an order shall be made or resolution passed for the winding-up or the liquidation of the other party or if the other party adopts or takes any corporate proceedings for its dissolution or liquidation (other than as part of a bona fide corporate reorganization).

9.   FORCE MAJEURE

Neither party shall be liable for failure or delay in performance under this Agreement due in whole or in part to causes beyond the reasonable control of such party, including without limitation, acts of God, civil commotion, sabotage, fire, flood, explosion, acts of any government, unforeseen shortages or unavailability of fuel, power, inability to obtain or delay in obtaining governmental approvals, permits, licenses or allocations, and any other causes which are not within the reasonable control of the party affected, whether or not of the kind specifically enumerated above; provided, however, such shall not excuse Buyer or the Supplier from paying any amounts due the other hereunder. Either party affected by any such circumstances shall promptly give written notice thereof to the other party. During any such period of Force Majeure affecting the Supplier, the Supplier shall allocate its available supply among its customers in the same proportion as existed before the occurrence of any such circumstances. Performance of this Agreement shall be resumed as quickly as reasonably possible after the party affected by any such circumstances has notified the other party that the condition(s) is/are remedied. In the event raw material supplies are reduced by the Supplier's vendors, the Supplier shall balance such reductions proportionately to all the Supplier's customers of products similar to the Products. Purchase and/or supply obligations would be reduced only to the extent of the direct effect of the respective Force Majeure circumstance. If the Buyer Group purchases products similar to the Products as a result of a force majeure circumstance affecting the Supplier, any such purchases shall count towards any volume rebates or discounts and/or purchasing obligations of Buyer under this Agreement.

10.  PATENTS, TRADEMARKS, COPYRIGHTS, AND UNFAIR COMPETITION

The Supplier warrants to Buyer that the Products manufactured and the use thereof in the form furnished by the Supplier excluding any labels or specifications supplied by Buyer will not infringe any United States or Canadian patents, trademarks, copyrights or other rights of third parties. In the event of a claim of any such infringement and provided that the Supplier is notified thereof promptly upon Buyer becoming aware of such infringements and provided further that the Supplier is given the complete defense of such action at its sole cost and expense, the Supplier agrees to defend, indemnify, and hold the Buyer Indemnified Parties harmless from and against awards of claims against any or all of the Buyer Indemnified Parties as the result of such infringement. Upon the institution of any suit or action alleging infringement against any or all of the Buyer Indemnified Parties, the Supplier may (i) pay the amounts claimed, provided that prior to such payment the Supplier obtains a full and final release of the claim in favour of the applicable Buyer Indemnified Parties, in form and substance satisfactory to Buyer, or (ii) furnish non-infringing Products, provided they are acceptable to Buyer, or (iii) at the Supplier's sole option, continue to supply the allegedly infringing Products, provided that in such event the Supplier shall indemnify, defend and hold harmless Buyer Indemnified Parties in respect of any claims which any Buyer Indemnified Party is subjected to on account of infringement if in such suit or action it is held that the manufacture or use of such Products did infringe a United States or Canadian patent, trademark, copyright or other right.

11.  CONFIDENTIALITY

Neither party (in this clause, the "Covenantor") shall disclose to any third party the price, terms, conditions, purchasing patterns, forecast, or provisions (other than the existence) of this Agreement or any information obtained from the other party (in this clause, the "Covenantee") which would reasonably be considered confidential or proprietary to the Covenantee without the express written consent of the

Covenantee, unless disclosure is required by law, regulation, securities commission, or stock exchanges. If such disclosure is required, Buyer and Supplier shall use their best commercial efforts to obtain confidential treatment and redaction of the pricing terms of this Agreement and related CONFIDENTIAL TREATMENT REQUESTED provisions of this Agreement. Buyer and Supplier agree that the contents of this Agreement are extremely confidential. CONFIDENTIAL TREATMENT REQUESTED Nothing in this Section 11 prohibits either party from disclosing any information to members of the Buyer Group or Supplier Group, as the case may be, or to their respective professional advisors.

12.  NOTICES

Any notice or other communication required or desired to be given by this Agreement shall be in writing and delivered by facsimile transmission, registered or certified mail, return receipt requested, or by personal or nationally recognized courier delivery. Any notice or other communication transmitted by facsimile shall be deemed to be received when sent so long as there is valid written confirmation of receipt of the entire transmission. If sent by registered or certified mail, it shall be deemed received 3 business days after the mailing thereof. If a notice or other communication is dispatched by personal or national recognized courier delivery, it shall be deemed to have been received upon the delivery thereof to such address. Any notice or other communication shall be sent to the address given below of the party to be notified, unless such party has previously notified the other of a change of address, in which case the notice or other communication shall be sent to such changed address:

     (a)  the Supplier:      Crown Cork & Seal Company, Inc.
                             One Crown Way
                             Philadelphia, PA 19154
                             Attention: VP, Sales - Beverage Division
                             Fax No.: (215) 698-5335

          with (in the case of default notices), a copy to:

                             Crown Cork & Seal Company, Inc.
                             One Crown Way
                             Philadelphia, PA 19154
                             Attention: General Counsel
                             Fax No.: (215) 698-6061

     (b)  Buyer:  Cott Corporation

                             333 Avro Avenue
                             Pointe-Claire, Quebec H9R 5W3
                             Attention:  VP, Global Procurement
                             Fax No.: (514) 428-0180
          with (in the case of default notices), a copy to:

                             Cott - Legal Department
                             207 Queen's Quay West, Suite 340
                             Toronto, Ontario M5J 1A7
                             Attention: General Counsel
                             Fax No.: (416) 203-5609

If any notice or other communication is transmitted or delivered or deemed received after 4:00 PM (E.D.T.) on any day or on a non-business day, it shall be deemed received on the next business day.

13.  INTERPRETATION

When applicable, use of the singular form of any word shall mean or apply to the plural, and the neuter form shall mean or apply to the feminine, masculine or plural. The captions in this Agreement, including the heading to sections and paragraphs, are for convenience of reference only and shall not affect its interpretation or construction.

14.  EXHIBITS

All exhibits and all schedules or attachments to exhibits or schedules referenced in this Agreement as annexed hereto are incorporated herein by reference and made a part hereof. From time to time, any exhibit, schedule or attachment may be amended. Once amended, the restated exhibit, schedule or attachment incorporating such amendments shall be executed in accordance with
Section 15 hereof and then annexed to this Agreement.

15.  AMENDMENTS

This Agreement may not be amended except in a writing executed by authorized officers of both parties. All such revisions shall as of their effective date automatically become a part of this Agreement.

16.  GENERAL

If any provision of this Agreement, whether a paragraph, sentence or portion thereof, is determined by a court of competent Jurisdiction to be null and void or unenforceable, such provision shall be deemed to be severed, and the remaining provisions of this Agreement shall remain in full force and effect. Neither party shall be deemed to have waived any right, power, privilege, or remedy unless such waiver is in writing and duly executed by it. No failure to exercise, delay in exercising or course of dealing respect to any right, power, privilege or remedy shall operate as a waiver thereof by either party or of any other right, power, privilege or remedy. No exercise or partial exercise of any right, power, privilege or remedy shall preclude any other of further exercise thereof by either party or the exercise of any other right, power, privilege or remedy by either party.

17.  PRIOR AGREEMENTS AND MERGER

This Agreement contains the entire agreement of the parties and there are no agreements, representations or understandings with respect to the subject matter hereof other than those stated or referred to herein or signed. This Agreement supersedes any and all other agreements, representations or understandings, written or oral, between the parties to this Agreement with respect to the subject matter hereof made prior to the date of execution of this Agreement.

18.  GOVERNING LAW

This Agreement shall be governed by and enforced in accordance with the laws of the State of New York, without regard to conflicts of laws principles. The parties hereby attorn to the non-exclusive jurisdiction of the courts of the State of New York.

19.  ASSIGNMENT

Neither this Agreement nor the rights or the obligations of the Supplier under this Agreement shall be assigned or otherwise disposed of by the Supplier, except to a wholly owned subsidiary of Supplier, without the prior written consent of Buyer, which consent shall not be unreasonably withheld. An indirect or direct change of control of the Supplier in law or in fact shall be deemed an assignment of this Agreement by the Supplier; provided, however, that an internal reorganization involving the creation of a new publicly traded holding company that owns 100% of Supplier (for example the 2003 creation of Crown Holdings, Inc) shall not be deemed such a change of control. Subject to the foregoing provisions of this Section 19, this Agreement shall be binding upon and enure to the benefit of the parties hereto and their respective successors and assigns.

20.  CURRENCY

Unless otherwise expressly indicated, all dollar amounts in this Agreement refer to lawful currency of United States of America.

21.  TIME OF THE ESSENCE

In this Agreement, time shall be of the essence.

IN WITNESS WHEREOF the parties have executed this Agreement on the 11th day of November, 2003, but with effect as of the 1st day of January, 2002.



CROWN CORK & SEAL COMPANY, INC.       COTT CORPORATION

BY     /s/ William T. Gallagher       BY     /s/  John Sheppard
       --------------------------            -----------------------------------
NAME:  William T. Gallagher           NAME:  John Sheppard
TITLE: Vice President                 TITLE: President & COO


                                      BY     /s/  Ivan Grimaldi
                                             -----------------------------------
                                      NAME:  Ivan Grimaldi
                                      TITLE: Vice President, Global Procurement

                                  SCHEDULE 1(a)
                                  -------------

                        CONFIDENTIAL TREATMENT REQUESTED

                                 SCHEDULE 1(b.1)
                                 ---------------

                        CONFIDENTIAL TREATMENT REQUESTED

                                 SCHEDULE 1(b.2)
                                 ---------------

                        CONFIDENTIAL TREATMENT REQUESTED

                                  SCHEDULE 1(f)
                                  -------------

                        CONFIDENTIAL TREATMENT REQUESTED

                                  SCHEDULE 3(a)

                        CONFIDENTIAL TREATMENT REQUESTED

                                  SCHEDULE 3(g)

                        CONFIDENTIAL TREATMENT REQUESTED

                                  SCHEDULE 4(a)

                        CONFIDENTIAL TREATMENT REQUESTED

                                  SCHEDULE 6(e)

                        CONFIDENTIAL TREATMENT REQUESTED

                                  SCHEDULE 6(f)

                        CONFIDENTIAL TREATMENT REQUESTED

                                  SCHEDULE 6(g)

                        CONFIDENTIAL TREATMENT REQUESTED

                                  SCHEDULE 6(h)

                        CONFIDENTIAL TREATMENT REQUESTED



                                       27